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                                                                   Exhibit 10.11


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement dated as of April 11, 1996 is entered into by Thermo Instrument Systems Inc., a Delaware corporation (the "Seller"), and Thermo Optek Corporation, a Delaware corporation and a wholly-owned subsidiary of Seller (the "Buyer").

         WHEREAS, Seller owns 100% of the issued and outstanding shares (the "Shares") of the capital stock of ATI Acquisition Corp., a Wisconsin corporation ("ATI Acquisition"); and

         WHEREAS, in December 1995, Seller, through ATI Acquisition, acquired the assets of the analytical instruments division of Analytical Technology, Inc. (the "Division"); and

         WHEREAS, since that date, Seller has restructured the Division, such that it is now comprised solely of the businesses of (i) Mattson Instruments, a Wisconsin-based manufacturer of FT-IR spectroscopy instruments ("Mattson") and
(ii) Unicam, a Cambridge, UK-based manufacturer of atomic absorption and ultraviolet/visible spectroscopy instruments ("Unicam"); and

         WHEREAS, Buyer wishes to purchase the Shares (and thus indirectly acquire the remaining assets of the Division), and Seller wishes to sell the Shares, upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the promises set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

         1. Delivery of Outstanding Shares. At the Closing (as defined in
Section 3 hereof), and subject to the terms and conditions contained in this Agreement, Seller shall transfer to Buyer and Buyer shall acquire from Seller, all right, title and interest in and to the Shares, free and clear of all liens, encumbrances, charges, equities or restrictions.

         2. Purchase Price. In exchange for the Shares, and subject to the terms and conditions contained in this Agreement, Buyer shall pay to Seller at the Closing $36,600,000 in immediately available funds (the "Purchase Price"). The parties acknowledge and agree that such Purchase Price represents the sum of (a) the net tangible book value of Mattson and Unicam as of the date of Seller's acquisition of the Division (the "THI Acquisition Date"), plus (b) a percentage of the total goodwill associated with Seller's acquisition of the Division equal to sales of Mattson and Unicam for the eleven-month period ended November 30, 1995 relative to total sales of the Division for such period. In addition, the parties acknowledge and agree that the purchase price paid by Seller for its acquisition of the Division is subject to a post-closing adjustment based on the net tangible assets of the Division as of the THI Acquisition Date. If such purchase price is adjusted after the closing of the transactions contemplated hereby, the Purchase Price will be
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recalculated (as provided in the second sentence of this Section 2) to account for (i) any adjustment in the net tangible assets of Mattson and Unicam and (ii) any adjustment in the total goodwill associated with THI's acquisition of the Division. In the event of any such recalculation, (i) if such recalculation increases the Purchase Price, Buyer shall pay an additional amount to Seller equal to such increase, or (ii) if such recalculation decreases the Purchase Price, Seller shall pay to Buyer an amount equal to such decrease. Any payment made pursuant to the foregoing sentence shall be made in immediately available funds by no later than ten (10) days after the final determination of the purchase price to be paid by Seller for the Division.

         3. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on April 11, 1996.

         4. Closing Deliveries. At the Closing, in addition to the taking of such other action as may be provided in this Agreement, (i) Seller shall deliver certificates for the Shares to Buyer, duly endorsed by Seller or accompanied by duly executed stock powers, (ii) Buyer shall deliver the Purchase Price to Seller, and (iii) Seller and Buyer shall each deliver such closing certificates, documents and opinions of counsel, if any, as may be reasonably requested by the other.

         5. Representations and Warranties of Seller. Seller represents and warrants to Buyer that, as of the Closing Date:

            (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Approval of Transactions. Seller has obtained all necessary authorizations and approvals, and has taken all actions required, for the execution and delivery of this Agreement, and the consummations of the transactions contemplated hereby.

            (c) Ownership of Shares; Authority to Transfer. The Shares are not encumbered and are freely transferable by Seller. Seller holds good and marketable title to the Shares and no third party is entitled to claim any right thereto or make any claim thereon. The transfer of the Shares to Buyer pursuant to this Agreement will vest in Buyer title to the Shares, free and clear of all liens, claims, equities, options, calls, voting trusts, agreements, commitments and encumbrances whatsoever.

            (d) No Litigation. Seller is not engaged in, or to the knowledge of Seller's management, threatened with, any legal action or other proceeding before any court, administrative agency, governmental department or arbitrator relating to the Shares.

            (e) No Conflict. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and provisions hereof will (a) violate any current provisions of law, administrative regulation, or court decree applicable to Seller or (b) conflict with or result in a breach of any of the terms, conditions or provisions of or constitute a default under any agreement or instrument to


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which Seller or ATI Acquisition Corp. is a party or by which Seller or ATI
Acquisition Corp. is bound.

         6. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that, as of the Closing Date:

            (a) Organization and Standing. Buyer is a corporation validly existing and in good standing under the laws of the State of Delaware.

            (b) Approval of Transactions. Buyer has obtained all necessary authorizations and approvals, and has taken all actions required, for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7. Indemnification by Seller.

            (a) General. Seller agrees to indemnify and hold harmless Buyer and its subsidiaries, including ATI Acquisition Corp. after the Closing (collectively, the "Indemnified Parties"), to the extent provided in this
Section 7, from any and all damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) ("Damages") incurred by them as a result of (i) the inaccuracy of any representation or warranty contained in Section 5 hereof, (ii) liabilities, commitments and obligations of the Indemnified Parties that result from any third party claim relating to the operation of the businesses of Mattson or Unicam prior to the date hereof, except to the extent that such liabilities, or reserves therefor, appear on the balance sheet or in the footnotes thereto for the Mattson and Unicam businesses at April 11, 1996 or were required to appear thereon in accordance with generally accepted accounting principles and (iii) the inaccuracy of any representation or warranty made by ATI to Seller in that certain Agreement and Plan of Merger dated November 29, 1995 among Thermedics Inc., ATI Merger Corp., ATI and Seller.

            (b) Limitations on Indemnification. (i) Buyer and Seller acknowledge and agree that Seller is party to an Indemnification and Escrow Agreement dated as of November 30, 1995 among Seller, Thermedics Inc., Analytical Technology Inc. ("ATI"), Warburg, Pincus & Co. and BayBank N.A. (the "ATI Indemnification Agreement") pursuant to which Seller has been indemnified by ATI against Damages to Seller which may result from, among other things, certain third party claims relating to the operation of the Division for the period prior to the THI Acquisition Date (the "ATI Ownership Period"). Such indemnification covers only claims for which Seller has notified ATI on or prior to November 8, 1996. Buyer and Seller hereby agree that, in the case of any claim made by the Indemnified Parties relating to the ATI Ownership Period, the Indemnified Parties shall only be entitled to recover Damages from Seller pursuant to Section 7(a) hereof if and to the extent Seller recovers Damages from ATI for such claim pursuant to the ATI Indemnification Agreement. Buyer acknowledges (A) receipt from Seller of a true and correct copy of the ATI Indemnification Agreement and (B) that the ATI Indemnification Agreement contains limitations on the total amount of Damages for which Seller may be indemnified by ATI thereunder.


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                        (ii) The right of the Indemnified Parties to be
indemnified pursuant to Section 7(a) hereof (A) shall not apply until the total amount of Damages suffered by the Indemnified Parties equals or exceeds $634,000, at which point Seller shall become liable for all Damages, and not just amounts in excess of $634,000, and (B) shall apply only to claims that are asserted by the Indemnified Parties before the first anniversary of the date hereof.

                  (c) Notice of Claims. Whenever any claim shall arise for indemnification hereunder, Buyer shall promptly notify Seller of the claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to Seller shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. Buyer shall not settle or compromise any claim by a third party for which the Indemnified Parties are entitled to indemnification hereunder without the prior consent of Seller, unless suit shall have been instituted against an Indemnified Party and Seller shall not have taken control of such suit after notification thereof as provided in Section 7(d) of this Agreement. If Buyer notifies Seller of a claim relating to the ATI Ownership Period, Seller agrees to make a corresponding claim against ATI pursuant to the provisions of the ATI Indemnification Agreement.

                  (d) Assumption of Defense. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, Seller at its sole cost and expense may, upon notice to Buyer, assume the defense of any such claim or legal proceeding if it acknowledges to Buyer its obligations to indemnify the Indemnified Parties with respect to all elements of such claim. Buyer shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If Seller does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the date Seller is notified of such claim pursuant to Paragraph 7(c) hereof, (i) Buyer may defend against such claim or litigation, after giving notice of the same to Seller, on such terms as are appropriate in Buyer's reasonable judgment, and (ii) Seller shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

         8. Further Assurances. From time to time and at any time after the Closing, and without further expense to the requesting party, each party will execute and furnish to the requesting party all documents and will do or cause to be done all other things that the requesting party may reasonably request in order to give full effect to this Agreement and to effectuate the intent of the parties.

         9. Successors and Assigns. Each and every provision hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

         10. Entire Agreement. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof.


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         11. Captions. Titles or captions of sections contained in this
Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

         12. Counterparts. This Agreement may be executed in counterparts, all of which together shall for all purposes constitute one Agreement, binding on the parties hereto notwithstanding that such parties have not signed the same counterpart.

         13. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLER:                               BUYER:

THERMO INSTRUMENT SYSTEMS INC.        THERMO OPTEK CORPORATION

By:       /s/ Arvin H. Smith          By:     /s/ Earl R. Lewis
    -------------------------            --------------------------------
         Arvin H. Smith                       Earl R. Lewis
         President                            President


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